Exhibit 99.1

Lexmark agrees to be acquired by Apex Technology and PAG Asia Capital

•	All-cash transaction valued at approximately $3.6 billion, or $40.50 per share

•	Announcement follows an exhaustive strategic alternatives review process focused on maximizing shareholder value

•	Agreement enables Lexmark’s continued focus on strategic initiatives while strengthening access to substantial market opportunities in Asia

•	Lexmark will remain headquartered in Lexington, Ky.

LEXINGTON, Ky., April 19, 2016

•	Lexmark International, Inc. today announced that it has entered into a definitive merger agreement with a consortium of investors led by Apex Technology Co., Ltd. (Apex) and PAG Asia Capital (PAG), under which Lexmark will be acquired for $40.50 per share in an all-cash transaction with an enterprise value of approximately $3.6 billion, net of cash. Legend Capital Management Co., Ltd. (Legend Capital) is also a member of the Consortium.

•	The transaction has been unanimously approved by Lexmark’s Board of Directors and represents a 30 percent premium to Lexmark’s undisturbed closing stock price on Oct. 21, 2015, the date prior to the news of Lexmark’s exploration of strategic alternatives becoming public.

•	The transaction is the result of a thorough review of strategic alternatives undertaken by Lexmark’s Board of Directors, with the assistance of outside advisors, to maximize value for shareholders and unlock the company’s intrinsic value.

•	The Consortium intends to maintain Lexmark’s corporate headquarters in Lexington, Ky. Paul Rooke, chairman and chief executive officer of Lexmark, is expected to continue to lead Lexmark after the transaction closes.

•	Lexmark’s two business groups, Imaging Solutions and Services and Enterprise Software, as well as the company’s regional and country operations, are expected to continue unaffected and benefit strategically and financially from the transaction.

Lexmark International, Inc. 740 West New Circle Road Lexington, KY 40550 USA	1.859.232.2000 info@lexmark.com Lexmark.com

•	The merger will be financed through equity contributions by the Consortium and debt financing. The merger is not subject to a financing condition.

•	Upon the close of the transaction, Lexmark’s common stock will cease to be publicly traded on the New York Stock Exchange.

•	The merger, which is expected to close in the second half of 2016, is subject to approval by Lexmark shareholders, regulatory approvals in the U.S., including the Committee on Foreign Investment, China and certain other foreign jurisdictions, and other customary closing conditions.

•	Lexmark’s Board of Directors also declared its regular quarterly cash dividend of $0.36 per share of Lexmark Class A Common Stock. The dividend is payable on June 17, 2016, to shareholders of record as of the close of business on June 3, 2016.

•	Lexmark will not host a conference call with securities analysts and investors in conjunction with its upcoming first quarter 2016 earnings release and does not expect to do so for future quarters while the transaction is pending.

•	Goldman, Sachs & Co. is acting as the exclusive financial advisor to Lexmark, and Wachtell, Lipton, Rosen & Katz is acting as the company’s legal counsel.

•	Moelis & Company is acting as financial advisor to the Consortium, along with Skadden, Arps, Slate, Meagher & Flom and King & Wood Mallesons as legal counsel.

Supporting Quotes

“This is an exciting transaction that Lexmark’s Board of Directors believes is in the best interests of our shareholders following an exhaustive strategic alternatives review process to maximize value,” said Paul Rooke, Lexmark chairman and chief executive officer. “The transaction will benefit our customers and provide new opportunities for our employees.

“As part of the Consortium, Lexmark will be able to reach the next level of growth and innovation, to the benefit of our customers, business partners and suppliers, faster than we could achieve on our own,” added Rooke. “With the Consortium’s resources, we will be able to continue to invest in and grow the business to more fully penetrate the Asia Pacific market for hardware, software and managed print services.”

Lexmark International, Inc

740 West New Circle Road

Lexington, KY 40550

USA

Jean-Paul Montupet, lead director of the Lexmark Board of Directors, said, “This transaction represents the culmination of an extensive review process by the Board of Directors and the next step in Lexmark’s growth and transformation. We anticipate that the transaction will cause no disruption to our operations or our ongoing cost-savings initiatives, and will only strengthen the business.”

“Lexmark is a recognized global leader in printing technology and enterprise software, with a proven track record of performance, a consistent annuity-based business model and a talented workforce,” said Weijian Shan, group chairman and CEO of PAG. “We look forward to working with Lexmark’s management team and focusing on expanding the business in the Asia Pacific region.”

“Lexmark’s passion for excellence and unwavering commitments to customers, employees and communities represent a tremendous cultural fit,” said Jackson Wang, Apex Technology chairman. “We are excited to work alongside Lexmark as it continues to invest in advanced technologies and solutions to best serve their customers and business partners while simultaneously pursuing additional untapped opportunities for future growth.”

Apex

Apex Technology Co., Ltd. designs, manufactures, and markets inkjet and laser cartridge components for remanufacturers and distributors and is the largest manufacturer and solution provider for the global aftermarket imaging supplies channel. The company was founded in 2004 and is headquartered in Zhuhai, Guangdong, China. Apex is listed on the Shenzhen Stock Exchange (002180). Zhuhai Seine Technology Co., Ltd., (“Seine”), is the largest shareholder of Apex holding approximately 70% of the voting shares of Apex. Apex shareholders also control Pantum International, China’s first printer and printing solutions provider.

PAG

PAG Asia Capital is the private equity buyout arm of PAG, one of Asia’s largest private equity firms with funds under management across private equity, real estate and absolute return strategies. Founded in 2002, PAG currently has US$15 billion in capital under management, with 380 staff across Asia.

Legend Capital

Legend Capital is the venture capital arm of Legend Holdings (SEHK:3396), one of the largest diversified holding corporations in China, and has been a shareholder of Seine since 2007. Legend Capital focuses on China-related innovation and growth opportunities, and has been investing in the technology sector for the past 15 years.

Lexmark International, Inc

740 West New Circle Road

Lexington, KY 40550

USA

Lexmark

Lexmark (NYSE: LXK) creates enterprise software, hardware and services that remove the inefficiencies of information silos and disconnected processes, connecting people to the information they need at the moment they need it. Open the possibilities at www.Lexmark.com.

Lexmark and the Lexmark logo are trademarks of Lexmark International, Inc., registered in the U.S. and/or other countries. All other trademarks are the property of their respective owners.

Additional Information and Where to Find It

In connection with the proposed transaction, Lexmark will file with the Securities and Exchange Commission (the SEC) and mail or otherwise provide to its shareholders a proxy statement regarding the proposed transaction. BEFORE MAKING ANY VOTING DECISION, LEXMARK’S SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION OR INCORPORATED BY REFERENCE THEREIN BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION. Investors and security holders may obtain a free copy of the proxy statement and other documents that Lexmark files with the SEC (when available) from the SEC’s website at www.sec.gov and the “Investors” section of www.lexmark.com. In addition, the proxy statement and other documents filed by Lexmark with the SEC (when available) may be obtained from Lexmark free of charge by directing a request to Lexington International, Inc., Investor Relations Department, One Lexmark Centre Drive, 740 West New Circle Road, Lexington, Kentucky 40550, (859) 232-5568.

Participants in the Solicitation

Lexmark and its directors, executive officers and employees may be deemed, under SEC rules, to be participants in the solicitation of proxies from Lexmark shareholders with respect to the proposed transaction. Security holders may obtain information regarding the names, affiliations and interests of such individuals in Lexmark’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, and its definitive proxy statement for the 2016 annual meeting of shareholders. Additional information regarding the interests of such individuals in the proposed transaction will be included in the proxy statement relating to the transaction when it is filed with the SEC. These documents may be obtained free of charge from the SEC’s website at www.sec.gov and the “Investors” section of www.lexmark.com.

Safe Harbor

Statements about the expected timing, completion and effects of the proposed transaction and all other statements in this communication, other than historical facts, constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements. All forward-looking statements speak only as of the date hereof and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements. Lexmark may not be able to complete the proposed transaction on the terms described herein or other acceptable terms or at all because of a number of factors, including without limitation (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement, (2) the failure to obtain the requisite approval of Lexmark’s shareholders or the failure to satisfy the other closing conditions, (3) risks related to disruption of management’s attention from Lexmark’s ongoing business operations due to the pending transaction and (4) the effect of the announcement of the pending transaction on the ability of Lexmark to retain and hire key personnel, maintain relationships with its customers and suppliers, and maintain its operating results and business generally.

Actual results may differ materially from those indicated by such forward-looking statements. In addition, the forward-looking statements represent Lexmark’s views as of the date on which such statements were made. Lexmark anticipates that subsequent events and developments may cause its views to change. However, although Lexmark may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Lexmark’s views as of any date subsequent to the date hereof. Additional factors that may affect the business or financial results of Lexmark are described in the risk factors included in Lexmark’s filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2015, which risk factors are incorporated herein by reference.

Investor Contact:

John Morgan

(859) 232-5568

jmorgan@lexmark.com

Media Contact:

Jerry Grasso

(859) 232-3546

ggrasso@lexmark.com

Lexmark International, Inc

740 West New Circle Road

Lexington, KY 40550

USA